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Exhibit 21.1

INTERNAP CORPORATION

LIST OF SUBSIDIARIES

Internap Network Services Corporation
CO Space, Inc.
VPNX.com
Internap Technologies, Inc.
Internap Network Services (Bermuda) Limited
Internap Network Services U.K. Limited
Internap Network Services B.V.

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INTERNAP CORPORATION LIST OF SUBSIDIARIES